Exhibit 3.2
                     CERTIFICATE OF AMENDMENT
                                OF
                           ARTICLES OF INCORPORATION
                           (After issuance of stock)
                                      OF
                      DESIGN BY ROBIN, INC.

     We the undersigned President and Secretary of Design by Robin, Inc. do hereby certify:

     By consent resolution adopted by the Board of Directors of said corporation on April 30, 2001, the Board of Directors adopted a resolution to amend the original Articles of Incorporation as follows:

     ONE:  The name of this corporation is Neosphere Technologies, Inc.

     The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 3,500,000 common shares. The aforesaid change and amendment has been consented to and approved by 2,500,000 shares constituting more than a majority of each class of stock outstanding and entitled to vote thereon.

                              /s/Tawnia Lindsay
                              Tawnia Lindsay, President


                              /s/Jason K. Lindsay
                              Jason K. Lindsay, Secretary

State of Utah          )
                        ss
County of Salt Lake    )

     On April 30, 2001, personally appeared before me, Tawnia Lindsay and Jason K. Lindsay who being first duly sworn, acknowledge that they executed the foregoing Articles of Amendment to the Articles of Incorporation of Design by Robin, Inc.

                              /s/Dannette Uyeda
                              Notary Public